Exhibit 99.1

Investor and Analyst Day June 13, 2017 平潭海洋企业有限公司 PINGTAN MARINE ENTERPRISE LIMITED

Forward Looking Statements Certain statements made during this presentation are forward - looking and are subject to risks and uncertainties . The forward - looking statements made are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us . Actual results could differ materially from the forward - looking statements made during this presentation . When we use the words "believe," "expect," "anticipate," "plan," "will," "intend" or other similar expressions, we are identifying forward - looking statements . The forward - looking statements made during this presentation are subject to the safe harbor of the Private Securities Litigation Reform Act of 1995 . We refer you to our filings with the Securities and Exchange Commission (www . sec . gov) for a more detailed discussion of the risks that may have a direct bearing on our operating results, performance and financial condition . Do not place undue reliance on any forward - looking statements, which speak only as of the date on which they are made . We undertake no obligation to update or revise any forward - looking statements for any reason . This presentation includes market and industry data and other information from publicly available information, various industry publications and other published industry sources . Although we believe these sources to be reliable, we have not independently verified the information and cannot make any representation as to the accuracy or completeness of such information . Please note that the references to third - party websites have been provided solely for informational purposes. We do not endorse nor are we responsible for the content or information contained on any third - party website. In addition, we do not make any warranty , express or implied or assume any legal liability or responsibility for the accuracy, completeness or usefulness of any such i nfo rmation .

I. About Pingtan Marine

About Pingtan Marine • A China based fishery company operating the second largest pelagic fishing fleet • Operates a fleet of 140 fishing vessels • Fishes principally in the Indian Ocean, the Pacific Ocean and the Atlantic Ocean • Supplies more than 20 species of catch to over 100 distributors and retailers • Over 400 full - time employees Pingtan – At a Glance Ticker NASDAQ: PME Corporate HQ Fuzhou, China Stock Price $ 3.87 (as of June 9 , 201 7 ) Market Cap 306 M (as of June 9 , 201 7 ) Industry Consumer Products Fiscal Year End Dec ember 31

Strategic Investment Partner

--China Agriculture Industry Development

平潭海洋企业有限公司
PINGTAN MARINE ENTERPRISE LTD


中国农业产业发展基金投资福建省平潭远洋渔业集团签约仪式

The signing ceremony between China Agriculture Industry Development Fund Co., Ltd. and Fujian Provincial Pingtan County Ocean Fishing Group on Feb 27, 2015 in Fuzhou, China.

- On February 17, 2015, the Company announced the closing of RMB 400 million (approximately US$65.0 million at the exchange rate of investment date) strategic investment by China Agriculture Industry Development Fund Co., Ltd. in the Company's wholly-owned subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd. ("Pingtan Fishing")

- The investment valued Pingtan Fishing at approximately RMB 5 billion , or US$800 million at the exchange rate at the time of investment in 2015.

- China Agriculture was established by China's Ministry of Finance, Agricultural Development Bank of China, Cinda Asset Management Corporation and CITIC Group in 2012. It is the first China state-owned fund to focus on investing in all areas of the agriculture industry. This 4 billion RMB fund is managed by Cinda Asset Management Corporation.

Link to the news report from the people's government of Fujian Province: http://www.fujian.gov.cn/zwgk/zfgzdt/bmdt/201502/t20150228_916830.htm

Investment Considerations Unique Position in Distinct Market • Well - capitalized fishing company in HIGHLY fragmented offshore market • Strict l icensing system making pelagic fishing license a rare high - value resource As of 2014 , t he total number of companies with Pelagic Fishing Company Qualification approved by MOA of China was only 164 and there were 2460 vessels in total approved for pelagic fishing * Transparent Operation Mode • All 1 40 vessels recorded by the Ministry of Agriculture of the PRC • All vessels ’ operation monitored and recorded by the Bureau of Fisheries of the Ministry of Agriculture of the PRC • All aquatic catches are verifiable by the record of the China Customs when transport back to China Strong Financial Position / Dividend • Strong asset base with moderate leverage • The Board declared a first quarte rly cash dividend of $ 0 . 01 per share of common stock outstanding in 2014 . The Company currently intends to continue paying dividends on a quarterly basis . As of the first quarter 2017 , the Company has distributed the tenth consecutive quarterly cash dividend Proven & Committed Management Team *Source: Marine Fisheries Development in China 2015

Experienced and Committed Management ▪ Involved in trade of aquatic products, aquaculture, marine fishing and pelagic fisheries since 1986, with rich management experience ▪ Chairman of Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd. since 2004 Xinrong Zhuo Founder Chairman & CEO ▪ Appointed CFO in May 2013 ▪ Served as CFO of Lihua International, Inc. (NASDAQ: LIWA) from 2008 until 2012 ▪ Degree in accounting and finance from London Southbank University Roy Yu Chief Financial Officer

II. MARKET OPPORTUNITY

Favorable Industry Landscape and Trends China’s Fishing Market • China’s seafood consumption has consistently increased on an annual basis and is expected to continuous to grow ― 11 . 3 kg per capita in 1990 / 31 . 0 kg in 2009 / 45 . 0 kg in 2013 * • Seafood consumption in China is expected to expand going forward with the introduction of refrigerated warehouses in inland rural areas with government support • As part of the 13 rd Five - Year Plan for 2016 - 2020 , Chinese government has pledged to support and encourage the growth of the fishery industry Industry Links • Chinese Academy of Fishery Sciences (CAFS) http : //www . cafs . ac . cn/english/ • Food and Agriculture Organization of the U . N . www . fao . org *Source : Food and Agriculture Organization ("FAO")

III. BUSINESS OVERVIEW

Pingtan Fishing Fishing Area Overview • Pingtan Fishing is a rapidly growing fishing company engaged in pelagic fishing that supplies products to distributors, restaurants and supermarkets • Pingtan Fishing is ranked as one of the leading private supplier and trader of oceanic aquatic products in China • Sells to over 100 distributors and retailers • Harvests and sells approximately 20 different fish species Fishing Water Indian Ocean, Pacific Ocean and Atlantic Ocean waters Fishing Method Trawling , gillnet, l ight luring seine , squid jigging and tuna jigging Fish Species Approximately 2 0 different species Demand Base Homes and eateries Selling Price RMB 5 – 50 per kg Fujian Indian Ocean Atlantic Ocean Pacific Ocean

Retail Prices vs. Pingtan Selling Prices

平潭海洋企业有限公司
PINGTAN MARINE ENTERPRISE LTD

PME aquatic products average selling price
(US$ per kg) *

Croaker fish	$2.47
Ribbon fish	$3.11
Conger eel	$2.26
Garrupa	$1.31
Herring	$1.89
Shrimp	$4.48
Squid	$5.08
Others	$2.28

Ribbonfish $11.7 **


39.80

The left photo shows the retail price for ribbon fish of RMB39.8 per 500g, equivalent to RMB 79.6 per kg (approximately USD$11.7 per kg).

Croaker fish $7.1 **


23.98

The right photo shows the retail price for Croaker fish of RMB 23.98 per 500g, equivalent to RMB 47.96 per kg (approximately USD$7.1 per kg).

* Source: 10-Q of Q1 Fiscal Year 2017

** Photos were taken in one of Carrefour China supermarkets in Beijing during second week of June 2017

Fleet Expansion • On March 29 , 2017 , the Company announced has expanded its fleet through the purchase of four internationally licensed squid jigging vessels and one refrigerated transport vessel from one compan y for approximately RMB 265 . 3 million (or USD 38 . 5 million) . • These vessels are currently licensed and sanctioned by the Chinese Fisheries Management Bureau (" http : //www . cnfm . gov . cn/ ") under the Ministry of Agriculture of China, which allows the vessels to operate and fish in the Pacific Ocean, Southwest Atlantic Ocean and Southeast Pacific Ocean of the International Waters . The vessels, which are detailed below, primarily focuse s on catching tuna and squid . Vessel Name Fishing Method Area of Fishing Completion date Gross Tonnage FU YUAN YU 795 Squid Jigging International 04 / 04 / 1981 655 FU YUAN YU 796 Squid Jigging International 12 / 25 / 1983 663 FU YUAN YU 7880 Squid Jigging International 0 8 / 28 / 2014 1497 FU YUAN YU 7881 Squid Jigging International 0 8 / 28 / 2014 1497 FU YUAN YU F91 R efrigerated transport vessel N.A. 12 / 14 / 1984 2946

Variable Fishing Methods of Fleet • As of March 31 , 2017 , Pingtan owns 91 trawlers, 15 gillnet vessels, 6 squid jigging vessels, 4 longline fishing vessels, 3 l ight l uring seiners and 1 transport vessel as well as exclusive operating rights to 20 vessels for over 20 years . • A full list of all Pingtan’s fishing vessels on the Company’s website at the following link: http://www.ptmarine.com/fishing - operations/our - vessels

Fleet Overview Number of Vessels Type Annual Capacity ( MT ) Average Useful Life (Years) 91 T rawlers 1 77,400 to 86,000 11 35 Drifters 2 1 8 , 000 to 2 0 ,000 17 3 Light Luring Seine Vessel 3 18,000 to 20,000 23 4 Longline fishing 4 1,200 to 1,600 20 6 Squid Jigging 5 12,000 to 18,000 14 1 Transport vessel 2,000/voyage 4 1 Trawling is a method of actively pulling or trawling a net along the sea. 2 Drifting is a fishing technique where nets, called drift nets, hang vertically in the water column without being anchored to th e bottom. 3 A seine is a fishing net that hangs vertically in the water with its bottom edge held down by weights and its top edge buoyed by floats. 4 Longline fishing is a method of fishing which uses a long line, with baited hooks attached at intervals by means of branch li ne s to target fish species. 5 Squid jigging is a technique which uses a lead sinker with a hook molded into it to attract squid. 6 Capacity of the above vessels refer to the capability of fish catching under normal operation conditions.

Expansion into Indo - Pacific In August 4 , 2016 , the Company has announced that thirteen of its fishing vessels controlled by the Company have obtained fishing licenses from the Ministry of Agriculture and expected to operate in the sea area of Indo - Pacific . At the end of 2016 , these thirteen fishing vessels have arrived at their designated fishing . The valuation reports for the thirteen vessels on PME’s website at the following link : http ://www.ptmarine.com/fishing - operations/our - vessels

Proven Fishing Methodology & Broad Development Space Pingtan Fishing has achieved and will maintain operating efficiency through: Cost Saving • The company hires local crews to save on labor costs • Vessels are inspected and repaired directly in local areas instead of in China Direct Sales • Pingtan Fishing sells its products directly to distributors and retailers, reducing intermediate links and enhancing the space for margin Scale Effect & Multi - Fishing Methods • Scale effect greatly enhances the fishing capacity of the fleet • Echeloned talent training system lays solid foundation for development • Multiple fishing methods employed, leading to d iversified catch species Sustainable Fishing Environment • According to the State of World Fisheries and Aquaculture 2012 , there are still space for development in South America, Africa, Middle - East and Antarctica. The Company is endeavoring to strengthen the relationship and cooperation with companies in these regions to explore for further development

Long - term Growth Strategies Expand Fishing Fleet Establish Own Fishing Bases Expand into Processing Access New Fishing Ground • Pingtan Fishing is planning to enlarge its fishing vessel fleet through: • Organic growth • Acquiring vessels from other fishing companies • With newly acquired vessels operating in full capacity, the Company will have access to new fishing grounds and the species of fish caugh t will be increased • Pingtan Fishing have made investment of constructing a fish processing factory that is expected to start operation after completion in 2018 • After the processing plants begin operations, the company intends to establish its own brand and vertically integrate to improve profitability • Pingtan Fishing is actively seeking opportunities globally to enter new fishing areas, such as deep ocean and other coastal countries surrounding China , especially countries covered by B&R strategy • New fishing grounds will enable the company to diversify its products and the market it covers, and reduce the dependence on single fishing ground • As Pingtan Fishing expands its fleet of fishing vessels and fishing grounds, it plans to set up or acquire fishing bases to support the fishing operations • With its own berthing spaces and ship repairing facilities, the company can save on port, warehouse and repair costs

IV . FINANCIALS

Financial Review • Revenues were $20.5 million for the year end December 31,2016, compared to $60.7 million in 2015. The decrease was primarily due to significant decrease in sales volumes, as the company temporarily ceased its operations in the Indonesia waters since February 2015. 15.0 25.6 67.5 122.7 233.4 60.7 20.5 5.7 0.00 50.00 100.00 150.00 200.00 250.00 2010A 2011A 2012A 2013A 2014A 2015A 2016A 2017Q1 Revenue * 4.0 10.4 24.3 47.1 85.8 18.4 (13.8) 9.90 (20.0) 0.0 20.0 40.0 60.0 80.0 100.0 2010A 2011A 2012A 2013A 2014A 2015A 2016A 2017Q1 Net Income * Source: 10 - Q of Q1 Fiscal Year 2017 Million Million

Balance Sheet $ in millions , except per share data 3/31/2017 12 /3 1 /201 6 （已审计） Cash and Cash Equivalents 0.6 0.8 Total Current Assets 38.5 60.8 Total Assets 213.5 2 26.5 Total Liabilities 92.1 86.8 Shareholders ’ Equity 121.3 139.7 Book Value p er Share (in $) 1.53 1.77 * Source: 10 - Q of Q1 Fiscal Year 2017

Guidance for 201 7 • The Company has recovered 30% capacity since November 2016; meanwhile the Company purchased four internationally licensed squid jigging vessels and one refrigerated transport vessel in the first quarter 2017, which increased the number of operatin g v essels to 36 at the moment. • In the second half of 2017, the Company will keep having active communications with related government bodies of Indonesia, endeavoring to recover operation as early as possible. • Efforts will be made to develop new fishing areas, including but not limited to M&A of suitable targets worldwide. • Construction of processing factory is accelerated to lay the foundation for entry into consumer food market and brand building. • Further strengthen the cooperation with notable e - commerce platforms and chained supermarkets to enhance profit margin and get a win - win solution finally.

Pingtan Marine Investor Relations Counsel The Equity Group Inc. Roy Yu Chief Financial Officer Pingtan Marine Enterprise Ltd. Tel: 86 591 8727 1753 r yu@ptmarine.net Adam Prior Senior Vice President (212) 836 - 9606 aprior@equityny.com Katherine Yao Senior Associate 86 10 6587 6435 kyao@equityny.com